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Joseph Tucci, Chairman and Chief Executive Officer of EMC Corporation (the “Company”), and William Green, lead director of the Company, made a presentation at the Goldman Sachs Technology & Internet Conference, a recording of which was made available on the Company’s website. The following is a transcript of excerpts from that recording.

Question:	What’s been preoccupying both of you over the last couple months?

Tucci:	Well, obviously, first and foremost on our mind has been the merger with Dell. It certainly has garnered a lot of excitement. And to be honest, Bill and I both know it’s generated some angst amongst the investor bases, both investor bases of EMC, investor bases of VMware.

But we really, truly believe that this was a fantastic and, indeed, the best alternative and an answer for our shareholders, our customers, and our people around the world, our 70,000 people around the world.

And I think with Dell, we get a better opportunity to capitalize on all these great things that are going to happen in information technology. It gives us great leadership in servers and storage and converged infrastructure and virtualization and software-defined data center and cloud platforms, areas of security.

So it’s a great coming together, creates a great platform and client, I should add, gives us a great platform to serve our customers and make sure that we hopefully give you something that really is fair and a good outcome. So that’s just what’s been dominating our mind, and we want to make sure that this works really well for you and everybody else that’s involved.

Green:	The way you take on a transformation is from a position of strength. And so, as we assessed ourselves and we looked as a board at our company and what we had, and, most importantly, the underlying assets that had either been built or acquired over a period of time, and then the talent that we have and then you lay that up against the market that we’re facing, the market we’re seeing today and the rise of digitization and the cloud and all these things isn’t a surprise. We could see that coming. So, the question is how do you get the most value out of what you have on behalf of your shareholders. How do you solve for the needs of your customers that stick with you day-in day-out? And how do you provide opportunities for your people to take a good thing and make it a great thing?

And so, the process on the board, which is our job, was one of rigor and discipline to look at all the alternatives for the company that was the EMC Federation. Everything we could do ourselves, right, that would enhance our position to serve our customers and reward our shareholders, and then be ready to change, even when you’re at the top of your game, to look at opportunities in the market. And as part of looking at those opportunities in the market, it was recognizing, and Joe has always articulated this to our board, that consolidation was something that was going to continue to happen in this industry. And I think that’s absolutely true.

And so we looked hard at where can we have one plus one that equals three. And in working through that with the likely kind of companies that are out there, the Dell opportunity came up. And so we were very thoughtful about it, very rigorous about it, I’ll talk about some of that later, in terms of the things we did to protect our shareholders and enhance the shareholder value.

But most importantly, we had the opportunity to solve for building something great. We had the opportunity to take capability and assets, knowledge and know-how, and most of all, ambition, right, of a company we represented and another company and combine them together to build one of the world’s great companies.

And so, yes, we solved for the right financial deal and value for our shareholders, but we also solved for leveraging the assets, knowledge, know-how, people, and really a couple of decades of Joe’s work, right, to build a company that is incredibly special. And that’s the journey that we’ve started. And on it, as a board, we’re incredibly proud with the work we did on behalf of our shareholders to do that.

Question:	Joe, what surprised you the most about the last four or five months?

Tucci:	First of all, on a positive side, the overwhelmingly positive reception from our customers, because, at the end of the day, the customers have the ultimate vote on if a company is going to be successful or a transaction is going to be successful.

And I’m using the word overwhelmingly positive and I’m using it in all honesty, and my own style is I always try to be extremely straight with you all, all the time. And it’s overwhelmingly positive for our customers.

If you look at the strengths we have, we believe that this new company will be on the must-look-at list, must-consider list, anytime there’s a significant bid going down on anything that matters in IT. And that’s a great place to be in life.

So, you, as shareholders, or VMware, as shareholders, I mean basically, end up on the other side, you say from EMC point of view, I get cash. But on the VMware point of view, the stock that you own, the common stock or the letter stock that you will be getting, gives you a great opportunity.

And I think when you look at what VMware can do, with that massive $80 billion company helping push their great software technology, and I mean great software technology, this is a company with three software product lines that are over $1 billion in revenue today and the fourth, their virtual networking product, INXS, on the cusp of becoming a fourth $1 billion-plus revenue stream, this is a special company.

And again, what you get is this. You get to own a piece of that special company for as long as you want. Obviously, it will be very liquid when this is done. And then of course, there’s the connection where Michael Dell and then Silver Lake will own 27 % to 30% of this company when it’s done and they’re going to operate this in the best interests of VMware.

I know there’s fears out there that they’ll raid the balance sheet. That is unfounded. VMware’s cash will be VMware’s cash. VMware will use that cash to expand its business, invest in technology, whether it be organic or inorganic. And they’ll develop with their engineers or acquire ability to return cash to shareholders.

So, we really believe that it’s a win-win for our shareholders, and that is a very special asset. I know there’s a lot of worries about that. But I really do believe, and Bill and I have both had a lot of conversations with Michael Dell and their intentions. And they get how special VMware is and what that could mean and that’s going to generate value for you beyond just the initial whatever the deal goes down at, if you should get 0.11 shares for every EMC and, of course, the common that’s already out there. So, I’m very comfortable that this is a going to be a great deal for all of you.

Green:	The first thing that’s surprised me is it’s easy to do these things wrong. I worked on this project, if you will, to get it right.

And when I say get it right, I mean, one is find the real synergies, right? Find the real differentiation. Find the nuggets. How hard it is to look under the hood of big companies like this that are incredibly diverse and complex. And you realize their assets, knowledge and know-how and talent that have been trapped in there. And how you free that up and work through to find a case for not just cost synergies. I mean, those are kind of shooting fish in the barrel. Revenue synergies, they’re profound.

The second thing is our board, the EMC board, on behalf of our shareholders, once we decided we were going to go this way, we solved for something called certainty to close.

But it’s an incredibly complex set of legal and banking assistance to make sure that once you set on this path, you have arranged it so the deal is going to close, unless an act of God happens, essentially, because that’s the obligation we have to our shareholders, so, just working through all the things on certainty to close.

And then it’s complex, right? It’s a big transaction, and it has this tracking stock in it. And so people don’t understand the tracking stock. We looked at every tracking stock thing that was ever set up over time through the heyday of it, through the fall-off of it. We looked at all the legal considerations.

Some of my board members call it putting the belt and suspenders around the agreement of the tracking stock. And then we looked at if you have this tracking stock, how do you get the governance right? How do you have common stock-type governance, right, in a tracking stock environment?

And you make sure you’re building all the legal and contractual things that you can influence to make sure that that stock that’s going to be sort of unique to people that certainly weren’t from the generation when we had those, understand, right, the durability of the security and how it can operate. And so it was a profound amount of work to get to the signing.

And it’s turning out to be now a lot of work and yet fun work, right, as we work through the process of not the regulatory approval and all that, but really the discovery of the golden nuggets that are in both companies that we can bring together in a synergistic way to add real value. So, the amount of work has been profoundly surprising to me. I am surprised at the reaction to the tracking stock. I do think there’s people that just don’t get it yet, because it’s not obvious, but like more people spend time on it, they’re going to see and understand why this is a great transaction for the investors.

Tucci:	And ultimately, the tracking stock will depend on VMware’s performance. Pat Gelsinger will be here tomorrow. He’s the present CEO of VMware. He’ll talk to you about their strategy, their multi-cloud multi-device strategy, which I think is outstanding. And I encourage you to attend that session and you’ll get a glimpse of what Bill’s saying.

But to echo and dig that one a little deeper, we had a really, I think, very good – we negotiated a very good merger agreement.

Secondly, our cash flow is great and right on track. So we have high confidence that this deal will close under the original terms on time.

And again, from a VMware point of view, the majority of the software that we sell will come from VMware, so that will generate, should be hopefully, a good channel and outlook for them, too. So, we really believe this will be a win-win-win. And again, the win-win-wins are a win for you as shareholders, a win for our customers and a win for employees and partners.

Question:	What are some of the benefits that you see from a scale perspective or otherwise in having a very large hardware company versus some of the smaller hardware companies out there?

Tucci:	I mean, we’re building a hardware company, a software company both for today and tomorrow. So I think it’s the breadth of what we have, because basically one of the things that I was most basically honored by and thrilled by, and I think Bill’s in the same boat, is that if you look what Michael Dell said he’s going to do, he’s following a bit of our Federation strategy.

And I think the benefit of having the mother ship private gives you – I think it’s actually a pretty good idea because it gives you the ability to incubate more things and then, of course, take them public eventually through the children, so to speak, right? So I think that’s really a profound advantage. But I do think it’s what I talked about before, it’s just massive reach. I mean, they are the king of the SMB market, huge footprint state and local marketing and government, even Federal governments around the world, huge footprint in hospitals. If you look at EMC’s footprints there, they’re small, tiny. Again, you go to the core data center, that’s where EMC and VMware shine, and of course, Dell is not as prevalent there, so the ability to cross-sell.

And when you look at these things, you look at the word synergies. And, of course, you focus on and you say, hey, they’re pretty good operators, they’ll get the cost synergies. But what makes me even more excited and I really think they’re real is that revenue synergies are three times. The cost synergies real and sizeable. But the revenue synergies are three times the cost synergies, and a number of those revenue synergies go to VMware, too. So, that’s what makes me most excited about this deal, the idea.

It wasn’t long ago Dell was a big reseller of ours. And just in one storage line, they did almost $2 billion a year at the peak of our product. That just shows you the opportunity. And it also shows you that because we worked together for seven years, the people know each other.

Green:	When we looked at that question from a board point of view, it was really important to us to understand not just where the synergies were, but sort of the broader opportunities in the market. So the first one was how our buyer is buying, right, and also to recognize that there’s going to be someone who’s going to be the de facto infrastructure provider of the future, and it’s not obvious who it is now. And so, there’s opportunities on that front.

Question:	There is a boogie man in the room called public cloud that everybody is afraid of, at least from an enterprise legacy technology company perspective. Can you give us a sense for EMC and VMware? The challenges that you think need to be overcome by each company and then the opportunities that cloud presents?

Tucci:	In this new company, obviously, we’ll get some synergies, but you’re going to start out like with 38,000 go-to-market people, 38,000. Unbelievable. And that’s sales, presales, management, et cetera. But that’s a huge number. We’re a force. And that’s part of the reason why this kind of merger, as Bill articulated, makes sense to us now.

And then if we do it right, and obviously, the benefits will accrue to VMware, and then the value will be more where you’ll like it, and that’s why we think it’ll be an attractive deal for you. And we got, anytime we do something a little different – but again, we’re doing a tracker, and then it will also have a common. And usually, in almost every tracker we looked at, there was no common. And those trade fairly, in a much different range than the implied value of the trackers are trading today.

So, we think that we have confidence in this strategy, which why we are saying to you it’s going to benefit VMware and it’s going to benefit other things we’ll take public that you can participate in as we do those, different set of decisions for you but they’ll be open to you.

EMC Corporation Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

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